Exhibit 10.11

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (this “Agreement”), dated as of the Effective Time (as defined below), is by and between Global Cash Access, L.L.C., a Delaware limited liability company (“GCA”) and Infonox on the Web, a California corporation (“Infonox”).

WHEREAS, GCA and Infonox are parties to that certain Consulting Agreement dated as of May 31, 2000 (the “Prior Agreement”);

WHEREAS, the parties hereto acknowledge and understand that the erroneous references to “Infonox, Inc.” in the Prior Agreement should be references to “Infonox on the Web”;

WHEREAS, GCA and Infonox desire to amend and restate the Prior Agreement in its entirety.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, GCA and Infonox hereby agree to amend and restate the Prior Agreement in its entirety with the following:

1. ENGAGEMENT OF INFONOX. GCA may from time to time issue project assignments in the form attached to this Agreement as Exhibit A (the “Project Assignments”). Infonox shall, in good faith and using reasonable discretion, consider each such Project Assignment for acceptance hereunder. In the event that Infonox declines to accept any such Project Assignment, Infonox shall discuss its reasons therefor with GCA and, if requested by GCA, Infonox shall discuss in good faith the modifications required to any such Project Assignment in order for Infonox to accept the same. Subject to the terms of this Agreement, Infonox will, to the best of its ability, render the services set forth in Project Assignments accepted by Infonox (the “Projects”) by the completion dates set forth therein. Except as otherwise provided in a Project Assignment or other written agreement between GCA and Infonox, Infonox shall complete the Projects using its own equipment, tools and other materials at its own expense. GCA will make its facilities and equipment available to Infonox at reasonable times and upon reasonable advance notice when necessary. Infonox shall perform the services necessary to complete the Projects in a timely and professional manner consistent with industry standards, and, except as otherwise provided in a Project Assignment or other written agreement between GCA and Infonox, at a location, place and time which Infonox deems appropriate. Infonox may not subcontract or otherwise delegate its obligations under this Agreement without GCA’s prior written consent.

2. ACCEPTANCE PROCEDURES. As soon as practicable, but in no event later than thirty (30) days following delivery of any work product to GCA, GCA shall perform such performance and reliability demonstrations and tests (“Acceptance Tests”) as GCA determines to be necessary in order to determine whether any Error (as defined below) exists with respect to such work product. “Error” means (i) any failure of the work product to materially conform to the applicable technical or functional specifications set forth in the Project Assignment covering such work product (the “Specifications”), or (ii) any material failure of such work product to properly interface with the hardware or software systems specifically referenced in the Specifications. GCA shall deliver to Infonox either (a) a written statement of acceptance of the work product, or (b) a written notice of rejection of such work product if such work product does not successfully complete the Acceptance Tests, such notice of rejection to specify the exact nature of the Error and the exact Acceptance Test that the work product fails to successfully complete. In the event that GCA fails to deliver a written notice of rejection within such thirty (30) day period, GCA shall be deemed to have delivered a written statement of acceptance of the work product. In the event of rejection by GCA of any work product, Infonox shall, as soon as reasonably practicable, take such action as may be required to correct the Error identified by GCA and shall redeliver such work product to GCA for further Acceptance Tests. Redelivery of work product and further Acceptance Tests shall continue until such time as GCA has delivered to Infonox a written statement of acceptance. GCA agrees that, in the event that GCA rejects work product, to the extent the rejection was for reasons other than an Error, GCA shall pay Infonox on a time (at an hourly rate equal to Infonox’s then prevailing hourly consulting rate) and materials basis for any costs incurred by Infonox in connection with its evaluation or modification of such work product.

3. COMPENSATION. GCA will pay Infonox the fees for services rendered under this Agreement as set forth in the Project Assignments undertaken by Infonox. Except as otherwise provided in a Project Assignment or other written agreement between GCA and Infonox, Infonox shall be responsible for all expenses incurred in performing services under this Agreement. Upon termination of this Agreement for any reason, Infonox will be paid fees on the basis as stated in the Project Assignment(s) for work which is then in progress, to and including the effective date of such termination. Unless other terms are set forth in the Project Assignment(s) for work which is in progress, GCA will pay Infonox for services within thirty (30) days of the date of Infonox’s invoice.

4. INDEPENDENT CONTRACTOR RELATIONSHIP. Infonox’s relationship with GCA will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Infonox is not the agent of GCA and is not authorized to make any representation, contract, or commitment on behalf of GCA. None of Infonox’s employees or agents will be entitled to any of the benefits which GCA may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Infonox will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to its performance of services and receipt of fees under this Agreement. GCA will regularly report amounts paid to Infonox by filing Form 1099-MISC with the Internal Revenue Service as required by law. Because Infonox is an independent contractor, GCA will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on Infonox’s behalf.

5. TRADE SECRETS - INTELLECTUAL PROPERTY RIGHTS.

5.1. PROPRIETARY INFORMATION. Infonox agrees during the term of this Agreement and thereafter to take all steps reasonably necessary to hold GCA’s Proprietary Information in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining GCA’s express written consent on a case-by-case basis. Infonox shall take commercially reasonable measures to ensure that its personnel and agents comply with the foregoing, and Infonox shall be responsible for any breach of the foregoing by any of its personnel or agents. By way of illustration but not limitation “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, plans, methods, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (c) information regarding the skills and compensation of other employees of GCA; and (d) information gathered in the course of the processing or reporting of transactions consummated by GCA’s customers or consumers who access GCA’s services. Notwithstanding the other provisions of this Agreement, nothing received by Infonox will be considered to be Proprietary Information if it can be verified that (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Infonox from a third party without confidential limitations; (3) it has been independently developed for Infonox by personnel or agents having no access to the Proprietary Information; or (4) it was known to Infonox prior to its first receipt from GCA.

5.2. Third Party Information. Infonox understands that GCA has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on GCA’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Infonox agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Infonox personnel who need to know such information in connection with their work for GCA and are bound by an obligation of confidentiality) or to use, except in connection with Infonox’s work for GCA, Third Party Information unless expressly authorized in writing by an officer of GCA.

5.3. No Conflict of Interest. Infonox agrees during the term of a Project not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Infonox’s obligations under this Agreement or the scope of services rendered for GCA. Infonox shall not accept work or enter into a contract or accept an obligation with any third party, other than an affiliate of GCA, with respect to machines or devices used in the gaming industry, including without limitation any machines or devices that provide cash access services to patrons of gaming establishments, without GCA’s prior written consent. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Infonox from accepting work or entering into a contract or accepting an obligation with respect to non-gaming merchant operations (including but not limited to hotels, restaurants, retail shops, travel agencies or car rental agencies) conducted at establishments at which gaming activity occurs for the purchase of or payment for goods or services other than money orders or gaming goods or services, so long as the work performed or services provided by Infonox under any such contract or obligation do no facilitate ATM cash withdrawals, credit card cash advances or debit card cash access transactions in any establishment at which gaming activity occurs. Infonox warrants that there is no other existing contract or duty on Infonox’s part inconsistent with this Agreement. Infonox further agrees not to disclose to GCA, or bring onto GCA’s premises, or induce GCA to use any confidential information that belongs to anyone other than GCA or Infonox.

5.4. Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software, or other copyrightable or patentable works. Infonox agrees to disclose promptly in writing to GCA, or any person designated by GCA, all Work Product which is solely or jointly conceived, made or reduced to practice by Infonox in the course of any work performed for GCA, whether before or after the Effective Time (“GCA Work Product”). Without limiting the generality of the foregoing, the server description language configuration files (i) used to configure and customize the generic workflow/application server of the Active Payment Platform (as described below) to implement GCA’s business logic, transaction flows and screens, and (ii) that are developed as part of the instance of the Active Payment Platform developed by Infonox that permits users of specified devices to use GCA’s cash access services, shall be GCA Work Product.

5.5. Ownership. (a) GCA understands and agrees that Infonox has developed a substantial portfolio of Inventions (the “Infonox Technology”) independent of its relationship with GCA, and that Infonox shall continue to develop Inventions both independent of and ancillary to its relationship with GCA hereunder. Without limiting the generality of the foregoing, GCA acknowledges that (i) Infonox has developed an integrated suite of processes, hardware products and computer software programs known as the “Active Payment Platform” which constitute a generic, reusable platform upon which customized transaction processing networks can be built, (ii) the Active Payment Platform allows Infonox to aggregate diverse financial services from diverse service providers, to deploy such financial services across diverse hardware devices and platforms, and to process and support transactions using such financial services, and (iii) the Active Payment Platform is deployed in “instances” in which generic or core components are customized and configured to implement the specific design elements of a customized instantiation. GCA agrees that the Infonox Technology, including but not limited to the Active Payment Platform, shall be the sole and exclusive property of Infonox, and except as otherwise provided in a separate license or other written agreement between GCA and Infonox, GCA shall have no right or interest in any Infonox Technology.

(b) Infonox agrees that any and all GCA Work Product shall be the sole and exclusive property of GCA.

5.6. Assignment of GCA Work Product. Infonox agrees that any and all original works of authorship contained in the GCA Work Product which are protectable by copyright and eligible to be “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101), are works made for hire and shall be the sole and exclusive property of GCA upon creation. With respect to any and all other intellectual property rights contained in the GCA Work Product which are not works made for hire under Section 101 of the Copyright Act and owned upon creation by GCA, and except for Infonox’s rights in the Infonox Technology, Infonox irrevocably assigns to GCA all right, title and interest worldwide in and to GCA Work Product and all applicable intellectual property rights related to GCA Work Product, including without limitation, copyrights, trademarks (including all goodwill associated therewith), trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”), all applications, registrations, and renewals thereof, and all rights to sue and recover for infringement thereof. Except as set forth below, Infonox retains no rights to use GCA Work Product and agrees not to challenge the validity of GCA’s ownership in GCA Work Product.

5.7. Waiver of Enforcement of Other Rights; License. If Infonox has any rights to GCA Work Product that cannot be assigned to GCA, Infonox unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against GCA with respect to such rights, and agrees, at GCA’s request and expense, to consent to and join in any action to enforce such rights. If Infonox has any right to GCA Work Product that cannot be assigned to GCA or waived by Infonox, Infonox unconditionally and irrevocably grants to GCA during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, transferable, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to use, reproduce, create derivative works of, distribute, publicly perform and publicly display such rights by all means now known or later developed. Infonox hereby waives and quitclaims to GCA any and all claims, of any nature whatsoever, which Infonox now or may hereafter have for past or future infringement (including the right to sue and recover for infringement) of any Proprietary Rights assigned hereunder to GCA.

5.8. Assistance. Infonox agrees to cooperate with GCA or its designee(s), both during and after the term of this Agreement, in applying for, obtaining, perfecting, evidencing, sustaining and enforcing GCA’s Proprietary Rights in GCA Work Product and the assignment thereof to GCA or GCA’s designee. Such assistance will include, but is not limited to, execution of a transfer of copyright to GCA or GCA’s designee for all GCA Work Product subject to copyright protection, including, without limitation, computer programs, notes, sketches, drawings and reports. In the event that GCA is unable for any reason to secure Infonox’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any GCA Work Product (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Infonox hereby irrevocably designates and appoints GCA and its duly authorized officers and agents as its agents and attorneys in fact to act for and in its behalf and instead of Infonox, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by Infonox.

6. INFONOX REPRESENTATIONS AND WARRANTIES. Infonox hereby represents and warrants that, except to the extent of the rights of third parties to components incorporated in or used by Infonox to develop GCA Work Product with GCA’s prior written consent, (a) GCA Work Product will be an original work of Infonox and GCA and any third parties will have executed assignments or licenses of rights reasonably acceptable to GCA; (b) except to the extent based upon technical or functional specifications provided by GCA, neither GCA Work Product nor any element thereof will infringe the Intellectual Property Rights of any third party; (c) neither GCA Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (d) Infonox will not grant, directly or indirectly, any rights or interest to third parties whatsoever in GCA Work Product; (e) Infonox has not and will not use in the performance of services hereunder any Work Product or Proprietary Information of Infonox or any third party without GCA’s prior consent; (f) Infonox has full right and power to enter into and perform this Agreement without the consent of any third party; (g) Infonox will take all necessary precautions to prevent injury to any persons (including employees of GCA) or damage to property (including GCA’s property) during the term of this Agreement; and (h) should GCA permit Infonox to use any of GCA’s equipment, tools, or facilities during the term of this Agreement, such permission shall be gratuitous and Infonox shall be responsible for any injury to any person (including death) or damage to property (including GCA’s property) arising out of use of such equipment, tools or facilities, whether or not such claim is based upon its condition or on the alleged negligence of GCA in permitting its use; and (i) no software developed hereunder will include any harmful code, including without limitation, viruses, trojan horses, time bombs, or other code the purpose of which is to interfere with the functionality of the software so developed.

7. INDEMNIFICATION. Infonox will indemnify and hold harmless GCA, its officers, directors, employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from a breach or alleged breach of any representation or warranty of Infonox (a “Claim”) set forth in Section 6 of this Agreement, provided that GCA gives Infonox written notice of any such Claim and Infonox has the right to participate in the defense of any such Claim at its expense provided that failure by GCA to give notice described above shall not release Infonox from its indemnification obligations unless Infonox is materially prejudiced by the failure to give notice. From the date of written notice from GCA to Infonox of any such Claim, GCA shall have the right to withhold from any payments due Infonox under this Agreement the amount of any defense costs, plus additional reasonable amounts as security for Infonox’s obligations under this Section 7.

8. TERMINATION.

8.1. Termination by GCA. GCA may terminate this Agreement at its convenience and without any breach by Infonox upon fifteen (15) days’ prior written notice to Infonox. GCA may also terminate this Agreement immediately in its sole discretion upon Infonox’s material breach of any provision of this Agreement.

8.2. Termination by Infonox. Infonox may terminate this Agreement at any time that there is no uncompleted Project Assignment in effect upon fifteen (15) days’ prior written notice to GCA.

8.3. Noninterference with Business. During and for a period of two (2) years immediately following termination of this Agreement by either party, Infonox agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with GCA.

8.4. Return of GCA Property. Upon termination of the Agreement or earlier as requested by GCA, Infonox will deliver to GCA any and all drawings, notes, electronic files, programs, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any GCA Work Product, Third Party Information or Proprietary Information of GCA. Infonox further agrees that any property situated on GCA’s premises and owned by GCA, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by GCA personnel at any time with or without notice.

9. GENERAL PROVISIONS.

9.1. Effectiveness of Agreement. This Agreement shall become effective upon the Effective Time, but the parties acknowledge and agree that the parties have been operating under the terms of this Agreement since the effective date of the Prior Agreement. For purposes of this Agreement, “Effective Time” shall mean the time immediately following the consummation of the transactions contemplated by the Restructuring Agreement, dated as of December 10, 2003 and amended as of January 20, 2004 and February 20, 2004, by and among FDFS Holdings, LLC, First Data Corporation, M&C International, Karim Maskatiya, Robert Cucinotta, GCA and GCA Holdings, L.L.C.

9.2. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents. Infonox hereby expressly consents to the personal jurisdiction of the state and federal courts located in Santa Clara, California for any lawsuit filed there against Infonox by GCA arising from or related to this Agreement.

9.3. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.4. Assignment. This Agreement may not be assigned, whether by change of control, operation of law or otherwise, by Infonox without GCA’s prior written consent, and any such attempted assignment shall be void and of no effect. GCA may freely assign this agreement without Infonox’s consent. Furthermore, GCA may grant a security interest, lien, or other mortgage in this Agreement and the rights granted hereunder, and Infonox consents to the realization, enforcement or foreclosure thereunder whether by GCA or any secured creditor. For the avoidance of doubt, and without limiting the foregoing, it is expressly agreed that nothing in this Agreement shall prohibit GCA (including, without limitation, GCA as a debtor in possession or a trustee in bankruptcy on behalf of GCA’s bankruptcy estate) from assuming, or from assuming and assigning, this Agreement pursuant to section 365 of title 11 of the United States Code (the “Bankruptcy Code”) in a case under the Bankruptcy Code in which GCA is a debtor (or under any similar law in any similar proceeding then available to GCA, or a secured creditor of GCA, under applicable state or federal law, including, without limitation, bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar state or federal laws relating to the enforcement of creditors’ rights generally, or under general principles of equity) and Infonox shall be deemed to have consented to any such assumption, or assumption and assignment, of this Agreement. In particular, and without limiting the foregoing, Infonox hereby consents to the assumption, and to the assumption and assignment, of this Agreement by GCA, including without limitation GCA as a debtor in possession or a trustee in bankruptcy on behalf of GCA’s bankruptcy estate, for all purposes under section 365 of the Bankruptcy Code including without limitation section

365(c)(1)(B) of the Bankruptcy Code (in the event that section 365(c)(1)(A) of the Bankruptcy Code is applicable). In the event that GCA becomes a debtor in a case under the Bankruptcy Code, on request of GCA as a debtor in possession or a trustee appointed or elected in such case, Infonox agrees to promptly reaffirm in writing its consent to the assumption, or the assumption and assignment, of this Agreement for all purposes under section 365 of the Bankruptcy Code.

9.5. Notices. All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, confirmed facsimile, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by written notice as provided by this section.

9.6. Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

9.7. Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to GCA for which there may be no adequate remedy at law, and GCA is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

9.8. Survival. The following provisions shall survive termination or expiration of this Agreement: Sections 4, 5, 7, 8.3, 8.4 and 9.

9.9. Export. Infonox agrees not to export, directly or indirectly, any U.S. source technical data acquired from GCA or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

9.10. Waiver. No waiver by a party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by GCA of any right under this Agreement shall be construed as a waiver of any other right. Neither party shall be required to give notice to enforce strict adherence to all terms of this Agreement.

9.11. Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. The terms of this Agreement will govern all Project Assignments and services undertaken by Infonox for GCA.

IN WITNESS WHEREOF, the parties have caused this Professional Services Agreement to be executed by their duly authorized representatives.

GCA:

By:	/s/ KIRK SANFORD
Kirk Sanford, Chief Executive Officer

Address:	3525 East Post Road, Suite 120 Las Vegas, NV 89120 Attn: Chief Executive Officer

INFONOX:

By:	/s/ SAFWAN SHAH
Safwan Shah, President

Address:	2350 Mission College Blvd, Suite 250 Santa Clara, CA 95054 Attn: President

EXHIBIT A

FORM OF PROJECT ASSIGNMENT

Project Name:
Services:	Milestones:

Payment of Fees. Fee will be: (check one)

☐	a fixed price for completion of $

☐	based on a rate per hour of $

☐	other, as follows: ________________________________________________________________________________________

If this Project Assignment or the Professional Services Agreement which governs it is terminated for any reason, fees will be paid based on: (check one)

☐	contractor time spent

☐	the proportion of the deliverables furnished GCA, as determined by GCA

☐	other, as follows: ________________________________________________________________________________________

Expenses. GCA will reimburse Infonox for the following expenses:

NOTE:	This Project Assignment is governed by the terms of the Professional Services Agreement in effect between GCA and Infonox. Any item in this Project Assignment which is inconsistent with that Agreement is invalid.

Signed:
	for GCA	for Infonox

Dated:

PROJECT ASSIGNMENT

Project Name: Outsourced Operation of Processing Network

Services:	Milestones:

Implementation, hosting, operation, monitoring, maintenance and support of an instantiation of Infonox’s Active Payment Platform that consists of a web-based transaction processing and reporting system to support the provision of GCA’s cash access services to patrons of gaming establishments, including but not limited to the following GCA services:	10 years, commencing on the Effective Time

•	QCP Web

•	Casino Cash Plus 3-in-1 ATM

•	QuikReports

•	QuikMarketing

•	Automated Cashier Machine (ACM)

•	QuikPlay cashless slot machines

Performance. Infonox shall perform all services identified in this Project Assignment in a workmanlike manner. Without limiting the foregoing, Infonox will provide the services identified in this Project Assignment at a level at least consistent with its performance of services for GCA since the effective date of the Prior Agreement.

Service Level. Infonox hereby warrants to GCA that access to the instantiation of Infonox’s Active Payment Platform hosted and operated by Infonox pursuant to this Project Assignment shall be available to GCA and its customers no less than 99% of the time during any calendar month, excluding (i) scheduled maintenance, and (ii) any cause or causes beyond Infonox’s reasonable control, including but not limited to the misconfiguration of GCA’s or one of its customers’ network environment or browser, ISP connection or other equipment that is not under the control of Infonox, or Internet performance or connectivity issues outside the reasonable control of Infonox. Infonox shall use commercially reasonable efforts to provide GCA with at least seventy-two hours advance notice of any scheduled maintenance outages. In the event of each instance of a breach of this service level, GCA shall have the right to terminate this Project Assignment, exercisable only during the thirty (30) day period following such breach, upon written notice to Infonox. This termination right shall consist of GCA’s sole and exclusive remedy, and Infonox’s sole and exclusive obligation and liability, with respect to each instance of a breach of, or failure to comply with, this service level.

Payment of Fees. Fee will be invoiced at the following fixed monthly amounts:

March 2004:	$120,000
April 2004:	$110,000
May 2004 – December 2004:	$100,000
January 2005 – March 2014:	$100,000	(subject to adjustment)

The fixed monthly amount for the months January 2005 – March 2014 shall be adjusted to reflect (i) any increase in the cost of living (as determined by reference to a mutually acceptable Consumer Price Index), and (ii) any increase in the scope of services required or any increase in required service levels. The parties shall negotiate the timing and amount of any such adjustment in good faith no less frequently than annually and any changes shall be reflected in writing signed by both parties.

In the event that GCA fails to make timely payment of the fees due under this Project Assignment, Infonox shall provide GCA with written notice of such failure and all unpaid fees shall accrue interest at the lesser of one and one-half percent (1.5%) per month or the highest interest rate permitted by applicable law.

If this Project Assignment or the Professional Services Agreement which governs it is terminated for any reason, fees will be paid based on the number of months of service provided (pro rated for partial months).

Expenses. GCA will reimburse Infonox for (i) all reasonable, actual out-of-pocket expenses incurred by Infonox directly in connection with providing services to GCA (including but not limited to hardware costs, third party software costs, subcontractor costs if previously approved in writing by GCA, telecommunication costs, colocation costs and travel expenses), subject to GCA’s receipt (if requested) of documentation verifying such expenses, plus (ii) any additional expenses incurred by Infonox upon the prior written agreement of GCA to reimburse such expenses.

Termination. This Project Assignment shall not be terminable by Infonox unless GCA fails to make monthly payments due and fails to cure such non-payment along with any applicable late fees within 60 days of receipt of written notice from Infonox. Commencing upon the effective date of termination of this Project Assignment, upon GCA’s written notice and GCA’s advance payment of 110% of the fixed monthly fees (pro rated for any partial months) payable under this Project Assignment in effect upon the effective date of termination, Infonox shall continue to provide services under this Project Assignment for a reasonable period of time after the effective termination of the Agreement, not to exceed ninety (90) days, while GCA exerts its commercially reasonable efforts to procure alternative processing arrangements. Except for GCA’s right to terminate this Project Assignment upon a breach of the service level set forth above, this Project Assignment shall not be terminable by GCA unless Infonox materially breaches the terms of the Professional Services Agreement or this Project Assignment and Infonox fails to cure such breach within thirty (30) days following receipt of written notice specifying such breach.

NOTE:	This Project Assignment is governed by the terms of a Professional Services Agreement in effect between GCA and Infonox. Any item in this Project Assignment which is inconsistent with that Agreement is invalid.

Signed:
	for GCA	for Infonox

Dated: